Exhibit 99.15

Johnson & Johnson Reports 2014 Third-Quarter Results:

Sales of $18.5 Billion Increased 5.1% Versus 2013 Third Quarter;
Third-Quarter EPS was $1.66
Excluding Special Items, 2014 Third-Quarter EPS of $1.50 Increased 10.3%*

New Brunswick, N.J. (Oct. 14, 2014) - Johnson & Johnson (NYSE: JNJ) today announced sales of $18.5 billion for the third quarter of 2014, an increase of 5.1% as compared to the third quarter of 2013. Operational results increased 5.8% and the negative impact of currency was 0.7%. Domestic sales increased 11.6%. International sales decreased 0.3%, reflecting operational growth of 1.0% and a negative currency impact of 1.3%. During the quarter the Company completed the divestiture of the Ortho-Clinical Diagnostics business. Worldwide, domestic and international operational sales growth, excluding the impact of this divestiture, was 8.4%; 14.8% and 3.1% respectively.
Net earnings and diluted earnings per share for the third quarter of 2014 were $4.7 billion and $1.66, respectively. The third-quarter results included a net gain for after-tax special items of approximately $0.5 billion, driven by an after-tax net gain of approximately $1.1 billion from the divestiture of Ortho-Clinical Diagnostics. This gain was partially offset by other special items primarily related to an increase in the litigation accrual, a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter by the Internal Revenue Service, integration costs related to the acquisition of Synthes, Inc. and program costs associated with the DePuy ASRTM Hip. Third quarter 2013 net earnings included a charge for after-tax special items of approximately $0.9 billion as shown in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items, net earnings for the current quarter were $4.3 billion and diluted earnings per share were $1.50, representing increases of 9.5% and 10.3%, respectively, as compared to the same period in 2013.*
“Our strong third-quarter performance reflects the continued success of our new products and the strength of our core business. We are making deliberate portfolio choices, positioning us well for achieving our near-term priorities and our long-term growth drivers,” said Alex Gorsky, Chairman and Chief Executive Officer. “I am proud of our colleagues around the world who are focused everyday on delivering solutions to address the evolving health care needs.”
In July, the Company announced a share repurchase program of up to $5.0 billion of the Company's common stock. Repurchases may be made at management's discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

The Company increased its earnings guidance for full-year 2014 to $5.92 - $5.97 per share. The Company’s guidance excludes the impact of special items.
Worldwide Consumer sales of $3.6 billion for the third quarter represented a decrease of 0.6% versus the prior year consisting of an operational increase of 0.3% and a negative impact from currency of 0.9%. Domestic sales decreased 4.2%; international sales increased 1.3%, which reflected an operational increase of 2.6% and a negative currency impact of 1.3%. The divestiture of the North American sanitary protection business impacted operational growth by approximately 2% worldwide and 5% in the U.S.
Positive contributors to operational results included sales of Over-the-Counter products, primarily adult upper respiratory brands and LISTERINE® mouthwash in the Oral Care business.
Worldwide Pharmaceutical sales of $8.3 billion for the third quarter represented an increase of 18.1% versus the prior year with operational growth of 18.7% and a negative impact from currency of 0.6%. Domestic sales increased 33.1%; international sales increased 2.8%, which reflected an operational increase of 4.1% and a negative currency impact of 1.3%.
The strong sales results were driven by new products and the strength of our core products. New products include OLYSIO®/SOVRIAD® (simeprevir), for combination treatment of chronic hepatitis C in adult patients; XARELTO® (rivaroxaban), an oral anticoagulant; INVOKANA® (canagliflozin), for the treatment of adults with type 2 diabetes; ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer; and IMBRUVICA® (ibrutinib), a kinase inhibitor for the treatment of mantle cell lymphoma (MCL), chronic lymphocytic leukemia (CLL) in patients who have had at least one prior therapy and CLL patients with 17p deletion, a genetic mutation that occurs when part of chromosome 17 has been lost.
Additional contributors to operational sales growth were STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis and psoriatic arthritis; REMICADE® (infliximab), a biologic approved for the treatment of a number of immune-mediated inflammatory diseases; and INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the treatment of schizophrenia in adults.
Sales results were negatively impacted by loss of exclusivity for ACIPHEX® (rabeprazole), a proton pump inhibitor for gastrointestinal disorders.
During the quarter, the U.S. Food and Drug Administration (FDA) granted approval for a third indication for IMBRUVICA® (ibrutinib), for the treatment of patients with CLL who have the genetic mutation 17p deletion (del 17p). The FDA also granted IMBRUVICA full approval for the treatment of patients with CLL who have received at least one prior therapy. IMBRUVICA was initially approved for CLL in February 2014 under the FDA’s accelerated approval process. The FDA also approved INVOKAMETTM (canagliflozin/metformin HCl) for the treatment of adults with type 2 diabetes.

Also during the quarter, the Committee for Medicinal Products for Human Use (CHMP) adopted positive opinions recommending Marketing Authorization in the European Union for the use of IMBRUVICA® (ibrutinib) in the treatment of adult patients with relapsed or refractory MCL and adult patients with CLL who have received at least one prior therapy, or in first-line in the presence of 17p deletion or TP53 mutation in patients unsuitable for chemo-immunotherapy and REZOLSTA® (darunavir/cobicistat) in combination with other antiretroviral medicinal products for the treatment of human immunodeficiency virus-1 (HIV-1) infection in adults aged 18 years or older.
In addition, the acquisition of Covagen AG, a privately-held biopharmaceutical company specializing in the development of multispecific protein therapeutics through the FynomAb® technology platform, was completed.
Subsequent to the quarter, we announced the definitive agreement to acquire Alios BioPharma, Inc., a privately-held clinical stage biopharmaceutical company focused on developing therapies for viral diseases, for approximately $1.75 billion in cash. The transaction is expected to close during the fourth quarter of 2014.
Worldwide Medical Devices and Diagnostics sales of $6.6 billion for the third quarter represented a decrease of 5.2% versus the prior year consisting of an operational decrease of 4.6% and a negative currency impact of 0.6%. Domestic sales decreased 6.5%; international sales decreased 4.0%, which reflected an operational decrease of 2.8% and a negative currency impact of 1.2%. Excluding the impact of the divestiture of Ortho-Clinical Diagnostics business, on an operational basis, worldwide sales increased 1.6%, domestic sales increased 0.6% and international sales increased 2.4%.
Primary contributors to operational growth were our broad portfolio of Orthopaedic products and Biosense Webster’s electrophysiology products in the Cardiovascular Care business. Sales results in the Vision Care business were negatively impacted by competitive pricing dynamics.
During the quarter, INCRAFT ® AAA Stent Graft System was approved and launched for treatment of abdominal aortic aneurysms (AAA) in Europe and Canada.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,000 employees at more than 270 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
* Net earnings and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying financial schedules of the earnings release and the Investor Relations section of the Company’s website at www.investor.jnj.com.

Johnson & Johnson will conduct a conference call with investors to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm. These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliation of non-GAAP financial measures, and sales of key products/franchises. Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and a copy of today’s earnings call presentation can be found on the Company's website at www.investor.jnj.com.

NOTE TO INVESTORS
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, economic factors, such as interest rate and currency exchange rate fluctuations; competition, including technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; uncertainty of commercial success for new and existing products; challenges to patents; the impact of patent expirations; impact of business combinations and divestitures; significant adverse litigation or government action, including related to product liability claims; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to regulations, including domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays, internally or within the supply chain; complex global supply chains with increasing regulatory requirements; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, including Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.